Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2013

ISSAQUAH, Wash., March 12, 2013 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the second quarter (twelve weeks) and first half (24 weeks) of fiscal 2013, ended February 17, 2013. Net sales for the quarter increased eight percent, to $24.34 billion, from $22.51 billion last year. Net sales for the first half increased nine percent, to $47.55 billion, from $43.69 billion last year.

Comparable sales were as follows:

	12 Weeks	24 Weeks
U.S.	5%	6%
International	6%	7%
Total	5%	6%

Inflation in gasoline prices and stronger foreign currencies had positive impacts on comparable sales for both reporting periods. Excluding these effects, comparable sales were as follows:

	12 Weeks	24 Weeks
U.S.	5%	6%
International	4%	5%
Total	5%	5%

Net income for the quarter was $547 million, or $1.24 per diluted share, compared to $394 million, or $.90 per diluted share, last year. Net income was positively impacted by a $62 million ($0.14 per diluted share) tax benefit in connection with the portion of the special cash dividend paid by the Company in December 2012 to the Company 401(k) plan participants. Net income for the first half was $963 million, or $2.19 per diluted share, compared to $714 million, or $1.62 per diluted share, last year.

Costco currently operates 622 warehouses, including 448 in the United States and Puerto Rico, 85 in Canada, 32 in Mexico, 23 in the United Kingdom, 13 in Japan, nine in Taiwan, nine in Korea and three in Australia. The Company plans to open up to an additional fourteen new warehouses prior to the end of its fiscal year on September 1, 2013. Costco also operates electronic commerce web sites, at www.costco.com (U.S.), www.costco.ca (Canada), and www.costco.co.uk (United Kingdom).

A conference call to discuss these second quarter operating results is scheduled for 8:00 a.m. (PT) today, March 12, 2013, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual

News from

events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

News from

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 17, 2013	February 12, 2012	February 17, 2013	February 12, 2012
REVENUE
Net sales	$24,343	$22,508	$47,547	$43,689
Membership fees	528	459	1,039	906

Total revenue	24,871	22,967	48,586	44,595
OPERATING EXPENSES
Merchandise costs	21,766	20,139	42,492	39,070
Selling, general and administrative	2,361	2,178	4,693	4,322
Preopening expenses	6	6	24	16

Operating income	738	644	1,377	1,187
OTHER INCOME (EXPENSE)
Interest expense	(25)	(27)	(38)	(54)
Interest income and other, net	26	10	46	47

INCOME BEFORE INCOME TAXES	739	627	1,385	1,180
Provision for income taxes	185	215	410	440

Net income including noncontrolling interests	554	412	975	740
Net income attributable to noncontrolling interests	(7)	(18)	(12)	(26)

NET INCOME ATTRIBUTABLE TO COSTCO	$547	$394	$963	$714

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.26	$0.91	$2.22	$1.64

Diluted	$1.24	$0.90	$2.19	$1.62

Shares used in calculation (000’s)
Basic	435,975	434,535	434,698	434,374
Diluted	439,812	439,468	439,222	440,036
Cash dividends declared per common share	$7.275	$0.240	$7.550	$0.480

News from

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	February 17, 2013	September 2, 2012
ASSETS
Cash and cash equivalents	$4,413	$3,528
Short-term investments	1,238	1,326
Receivables, net	1,300	1,026
Merchandise inventories	7,582	7,096
Deferred income taxes and other current assets	577	550

Total current assets	15,110	13,526
Property and equipment, net	13,386	12,961
Other assets	593	653

TOTAL ASSETS	$29,089	$27,140

LIABILITIES AND EQUITY
Short-term borrowings	$64	$0
Accounts payable	7,441	7,303
Accrued salaries and benefits	2,077	1,832
Other current liabilities	2,264	2,024
Deferred membership fees	1,199	1,101

Total current liabilities	13,045	12,260
Long-term debt, excluding current portion	4,806	1,381
Deferred income taxes and other liabilities	955	981

Total liabilities	18,806	14,622

Total Costco stockholders’ equity	10,112	12,361
Noncontrolling interests	171	157

Total equity	10,283	12,518

TOTAL LIABILITIES AND EQUITY	$29,089	$27,140